CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated February 20, 2002, relating to the financial statements and financial highlights which appears in the December 31, 2001 Annual Report to Shareholders of The Avatar Advantage Equity Allocation Fund and The Avatar Advantage Balanced Fund, each a series of Advisors Series Trust, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Service Providers" in such Registration Statement.


/s/ PricewaterhouseCoopers LLP
-----------------------------
PricewaterhouseCoopers LLP

New York, New York
April 26, 2002